UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  September 11, 2018

Aceto Corporation

(Exact Name of Registrant as Specified in its Charter)

New York	000-04217	11-1720520
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 Tri Harbor Court, Port Washington, NY 11050

(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code:  (516) 627-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On September 11, 2018, Aceto Corporation, a New York corporation (the “Company”), entered into a Third Amendment and Limited Waiver (the “September Amendment”), by and among the Company, certain other loan parties party thereto (the “Loan Parties”), the lenders party thereto, and Wells Fargo Bank, National Association, as administrative agent (the “Administrative Agent”), which amended that certain Second Amended and Restated Credit Agreement (the “A&R Credit Agreement”), dated as of December 21, 2016, by and among the Company, the Loan Parties, the lenders party thereto and the Administrative Agent.

The September Amendment provides for a waiver of any event of default under the A&R Credit Agreement arising as a result of the non-compliance by the Company with the total net leverage ratio, senior secured net leverage ratio and debt service coverage ratio financial covenants, in each case, solely for the fiscal quarters ended or ending June 30, 2018, September 30, 2018, December 31, 2018, March 31, 2019 and June 30, 2019.  The September Amendment also contains several amendments to the A&R Credit Agreement including, among other things, (a) a limitation on dividends for the fiscal quarters ending September 30, 2018, December 31, 2018, March 31, 2019 and June 30, 2019, to an amount not to exceed $325,000 for any fiscal quarter, (b) increasing the applicable margin with respect to the interest rates on all loans under the A&R Credit Agreement by 450 basis points and fixing (during the Limitation Period (as hereinafter defined)) the applicable margin with respect to the interest rate on all loans under the A&R Credit Agreement to the highest level provided under the A&R Credit Agreement which is currently 6.00% in the case of ABR Loans (as defined in the A&R Credit Agreement) and 7.00% in the case of Eurodollar Loans (as defined in the A&R Credit Agreement), (c) during the period commencing on the closing of the September Amendment and ending on the date the Company demonstrates compliance with each financial covenant set forth in the A&R Credit Agreement for the fiscal quarter ending September 30, 2019 (the “Limitation Period”; provided that if the Company is not in compliance with any of the financial covenants set forth in the A&R Credit Agreement for the fiscal quarter ending September 30, 2019, then the Limitation Period shall continue indefinitely), requiring the Company to maintain the sum of Domestic Liquidity (as defined in the A&R Credit Agreement) plus Foreign Liquidity (as defined in the A&R Credit Agreement) and the undrawn portion of the Revolving Commitment (as defined in the A&R Credit Agreement) (“Covenant Liquidity”) to an amount of at least $55,000,000 (the “Covenant Liquidity Amount”) as of the last business day of each week following the effectiveness of the September Amendment; provided that the Company shall not be in breach of the minimum liquidity covenant unless the Covenant Liquidity is less than the Covenant Liquidity Amount as of the last business day of two consecutive weeks, (d) requiring the prior written consent of the Required Lenders (as defined in the A&R Credit Agreement) as a condition precedent to the lenders extending any Loans (as defined in the A&R Credit Agreement) or the issuing banks issuing, amending, renewing or extending any Letter of Credit (as defined in the A&R Credit Agreement), (e) permitting the purchase, during fiscal year 2019, of assets for an aggregate consideration not to exceed $12,300,000 consisting of intangible assets relating to strategic product acquisitions and certain capital expenditures, and (f) restricting the incurrence of certain indebtedness, limiting acquisitions and other investments and imposing certain other restrictions.

The foregoing description of the September Amendment is a summary only, and is qualified in its entirety by reference to the complete text thereof, a copy of which is attached as Exhibit 10.1 hereto, and which is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibit No.	Description.

	10.1	Third Amendment and Limited Waiver to Second Amended and Restated Credit Agreement, dated as of September 11, 2018, among Aceto Corporation, certain loan parties thereto, the lenders party thereto, and Wells Fargo Bank, National Association, as administrative agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ACETO CORPORATION

Date: September 12, 2018	By:	/s/ William C. Kennally, III
William C. Kennally, III
President and CEO